As filed with the Securities and Exchange Commission on December 11, 2000

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                         MERISTAR HOTELS & RESORTS, INC.
             (Exact name of registrant as specified in its charter)


         DELAWARE                                      15-0379982
(State of incorporation)                     (IRS Employer Identification No.)


               1010 WISCONSIN AVENUE, N.W., WASHINGTON, D.C. 20007
               ---------------------------------------------------
               (Address of principal executive offices) (Zip Code)


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:


                                                  NAME OF EACH EXCHANGE ON WHICH
TITLE OF EACH CLASS TO BE SO REGISTERED           EACH CLASS IS TO BE REGISTERED
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RIGHTS TO PURCHASE SERIES A PREFERRED STOCK       The New York Stock Exchange


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. []

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2), please check the following box. []

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         In connection with the execution of a Merger Agreement, dated as of December 8, 2000, among the Registrant, American Skiing Company, a Delaware corporation, and ASC Merger Sub, Inc., a Delaware corporation, the Registrant and Continental Stock Transfer & Trust Company, a New York corporation (the "Rights Agent"), entered into an amendment dated as of December 8, 2000 (the "Right Agreement Amendment"), to the Preferred Share Purchase Rights Agreement between the Registrant and the Rights Agent, dated as of July 23, 1998, (the "Rights Agreement") providing that the persons acquiring beneficial ownership of MeriStar common stock in the merger and recapitalization transactions governed by the Merger Agreement are exempt from the definition of "Acquiring Person" for purposes of the Rights Agreement and that the Rights Agreement shall terminate after the completion of the transactions contemplated by the Merger Agreement.

         The foregoing description of the Rights Agreement Amendment is qualified in its entirety by reference to the full text of the Rights Agreement Amendment, a copy of which has been filed as an exhibit hereto and incorporated by reference. Copies of the Rights Agreement and the related Summary of Rights are available free of charge from the Registrant.

ITEM 2.  EXHIBITS.

         NUMBER            DESCRIPTION
         ------            -----------

         4.1 Rights Agreement Amendment, dated as of December 8, 2000, between the Registrant and the Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on December 11, 2000).

                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                              MERISTAR HOTELS & RESORTS, INC.


                              By:  /s/  Christopher L. Bennett
                                   ----------------------------------
                                   Name: Christopher L. Bennett
                                   Title:   Vice President, Legal and Secretary


Dated:  December 11, 2000

EXHIBIT INDEX


         NUMBER            DESCRIPTION
         ------            -----------

         4.1 Rights Agreement Amendment, dated as of December 8, 2000, between the Registrant and the Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on December 11, 2000).